Exhibit 4.2

SECURITY AND ESCROW AGREEMENT

THIS SECURITY AND ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into as of November 5, 2012 by and among ROUGH RIDER ESCROW, INC., a Delaware corporation (the “Company”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Stage I Trustee,” and, together with the Company, the “Other Parties”) under the Stage I Indenture (as defined below), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as escrow agent (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, this Escrow Agreement is being entered into in connection with the offering (the “Offering”) by the Company of $150,000,000 in aggregate principal amount of its 9.875% Senior Notes due 2018 (the “Stage I Notes”);

WHEREAS, the proceeds of the Offering will be used to finance a portion of the merger consideration under the Agreement and Plan of Merger, dated as of September 3, 2012 (the “Merger Agreement”), by and among Heckmann Corporation (“Heckmann”), Rough Rider Acquisition, LLC (“Merger Sub”), Badlands Power Fuels, LLC (formerly, Badlands Energy, LLC) (“Power Fuels”) and the sole owner of Power Fuels, whereby Power Fuels will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly-owned subsidiary of Heckmann (the “Merger”), and related fees and expenses;

WHEREAS, the Company and the Stage I Trustee have entered into an Indenture, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Stage I Indenture”), pursuant to which the Company is issuing the Stage I Notes;

WHEREAS, concurrently with the closing of the Offering, the Company has agreed to place in escrow the Deposit (as defined below), to be held pursuant to and subject to the terms and conditions of this Escrow Agreement;

WHEREAS, the Company will not have rights in and to the Stage I Notes Amount (as defined below) except as provided in this Escrow Agreement;

WHEREAS, the Company has agreed to grant to the Stage I Trustee a security interest in the Collateral (as defined below) for the benefit of the Stage I Trustee and the ratable benefit of the Holders (as defined below);

WHEREAS, upon the satisfaction of the conditions (as set forth herein) to the disbursement of the Deposit, the Escrow Agent shall release and deliver the Deposit for the purposes set forth herein; and

WHEREAS, the Company wishes to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Escrow Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Appointment of Escrow Agent. The Company hereby appoints the Escrow Agent as the escrow agent under this Escrow Agreement, and the Escrow Agent hereby accepts such appointment.

2. Deposit. Concurrently with the execution and delivery of this Escrow Agreement, the Company shall cause the Initial Purchasers to deliver to the Escrow Agent the net proceeds from the sale of the Stage I Notes consisting of $147,822,916.67 (one hundred forty-seven million, eight hundred twenty-two thousand, nine hundred sixteen dollars and sixty-seven cents) in immediately available funds (the “Stage I Notes Amount”) and the Company will deliver or cause to be delivered to the Escrow Agent an additional $7,270,000.00 (seven million, two hundred seventy thousand dollars and no cents) in cash or otherwise immediately available funds (the “Company Provided Funds” and, together with the Stage I Notes Amount, the “Deposit”), to be held by the Escrow Agent in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, the Escrow Agent agrees to hold the Deposit in an account established by the Company with the Escrow Agent (the “Escrow Account”), and to administer the Deposit in accordance with the terms of this Escrow Agreement. The Company hereby acknowledges and agrees that the Deposit (or any part hereof) shall not be released to the Company, except as set forth in Section 5 hereof.

3. Security Interest.

(a) Grant of Security Interest. The Company hereby irrevocably pledges, assigns and sets over to the Stage I Trustee, and grants to the Stage I Trustee, for the benefit of the Stage I Trustee and the ratable benefit of the holders of the Stage I Notes (the “Holders”), a first priority continuing security interest in and lien on all of the Company’s right, title and interest in and to all of the following, whether now owned or existing or hereafter acquired or created (collectively, the “Collateral”):

(i) the Escrow Account;

(ii) all funds from time to time held in the Escrow Account, including, without limitation, the Deposit and all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account or the Deposit;

(iii) all Permitted Escrow Investments (as defined in Section 4 herein) in the Escrow Account), whether held by or registered in the name of the Escrow Agent or the Stage I Trustee or otherwise and all certificates and instruments, if any, from time to time representing or evidencing such investments;

(iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

(vi) all proceeds of any of the foregoing, including, without limitation, cash proceeds.

(b) Secured Obligations. This Escrow Agreement secures the due and punctual payment and performance of all obligations and indebtedness of the Company, whether now or hereafter existing, under the Stage I Notes and the Stage I Indenture including, without limitation, interest, and premium, if any, accrued on the Stage I Notes after the commencement of a bankruptcy, reorganization or similar proceeding involving the Company to the extent permitted by applicable law (collectively, the “Secured Obligations”).

(c) Rights of the Stage I Trustee. The Escrow Agent shall hold and safeguard the Escrow Account during the term of this Escrow Agreement and shall treat the cash, instruments and notes in the Escrow Account as monies, instruments and securities pledged by the Company to the Stage I Trustee for the benefit of the Stage I Trustee and the Holders, as agent solely for the Stage I Trustee, in accordance with the provisions of this Escrow Agreement. The Escrow Agent, as securities intermediary (the “Securities Intermediary”) agrees that (i) the Escrow Account is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as adopted in the State of New York (the “UCC”)); (ii) the Stage I Trustee is an “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC, the “Financial Assets”) credited to the Escrow Account and (iii) all Financial Assets in registered form or payable to or to order and credited to the Escrow Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Securities Intermediary or in blank, or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any Financial Asset credited to the Escrow Account be registered in the name of, payable to or to the order of, or endorsed to, the Company except to the extent the foregoing have been subsequently endorsed by the Company to the Securities Intermediary or in blank. Each item of property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to the Escrow Account shall be treated as a Financial Asset. Until this Escrow Agreement shall terminate in accordance with the terms hereof, the Escrow Agent shall have sole “control” (within the meaning of Section 8-106(d)(2) of the UCC) of the Company’s “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Escrow Account. If at any time the Securities Intermediary shall receive any order from the Stage I Trustee (acting at the direction of the Holders in accordance with the Stage I Indenture) directing transfer or redemption of any Financial Asset relating to the Escrow Account in accordance with this Escrow Agreement, the Securities Intermediary shall comply with such entitlement order without further consent by the Company or any other person. The Escrow Agent will not comply or agree to comply with any entitlement order with respect to any Financial Asset relating to the Escrow Account by any person other than the Stage I Trustee and, if in accordance with Section 5(a) hereof, the Company.

(d) In the event that the Escrow Account is not considered a “securities account” (as defined in the UCC) under applicable law, the Escrow Account shall be deemed to be a “deposit account” (as defined in the UCC) to the extent a security interest can be granted and perfected under the UCC in the Escrow Account as a deposit account, which the Stage I Trustee shall maintain with the Escrow Agent acting not as a securities intermediary but as a “bank” (as defined in the UCC). The Stage I Trustee, acting on behalf of the Holders, shall be deemed the customer of the Escrow Agent for purposes of the Escrow Account and as such shall be entitled to all the rights that customers of banks have under applicable law with respect to deposit accounts, including the right to withdraw funds from, or close, the Escrow Account. Subject to Sections 2 and 5(a) hereof, the Company, the Stage I Trustee, and the Escrow Agent agree that the Escrow Agent will comply with instructions originated by the Stage I Trustee (acting at the direction of the Holders in accordance with the Stage I Indenture) directing disposition of the funds that constitute Collateral in the Escrow Account without further consent by the Company or any other Person. The Escrow Agent shall not have title to the funds on deposit in the Escrow Account, and shall credit the Escrow Account with all receipts of interest, dividends, and other income received on the property held in the Escrow Account. The Escrow Agent shall administer and manage the Escrow Account in compliance with all the terms applicable to the Escrow Account pursuant to the terms of this Agreement, and shall be subject to and comply with all the obligations that the Escrow Agent owes to the Stage I Trustee with respect to the Escrow Account.

(f) The Stage I Trustee hereby grants the Escrow Agent the authority to, and the Escrow Agent shall, in addition to carrying out instructions and orders given by the Stage I Trustee, carry out all instructions and orders given by the Company to the Escrow Agent in accordance with Section 5(a), so long as no written notice (a “Default Notice”) of the occurrence and continuation of either a Default or Event of Default (each as defined in the Stage I Indenture) has been delivered to the Escrow Agent by the Stage I Trustee. Notwithstanding anything to the contrary contained herein, if at any time the Escrow Agent shall receive conflicting orders or instructions from the Stage I Trustee and the Company, the Escrow Agent shall follow the orders or instructions of the Stage I Trustee and not the Company. After a Default Notice has been delivered by the Stage I Trustee to the Escrow Agent and until the Deposit is released pursuant to Section 5 of this Escrow Agreement, (A) the Escrow Agent shall take all actions and exercise all of its remedies with respect to the Escrow Account in accordance with this Escrow Agreement and shall disregard any instructions and orders given to the Escrow Agent by the Company and (B) the Stage I Trustee may not take any actions or exercise any of its remedies (except for those contained in Section 7.02 of the Stage I Indenture) with respect to the Escrow Account in accordance with this Escrow Agreement or the Stage I Indenture; provided, however, that in the case of certain events of bankruptcy or insolvency with respect to the Company, the Stage I Trustee may take any actions or exercise any of its remedies with respect to the Escrow Account in accordance with this Escrow Agreement or the Stage I Indenture. If the Stage I Trustee withdraws its Default Notice at any time, then after such withdrawal, the Escrow Agent shall carry out all instructions and orders given by the Company in accordance with Section 5(a) hereof. The Stage I Trustee agrees that (A) it may only deliver a Default Notice to the Escrow Agent upon the occurrence of a Default and/or an Event of Default under the Stage I Indenture as to which it has notice pursuant to Section 7.02 of the Stage I Indenture and (B) that it shall withdraw such Default Notice if the Default and/or the Event of Default for which the Default Notice was delivered has been cured or waived or is no longer continuing. In all events, the Stage I Trustee shall be entitled to direction from the Holders in accordance with the Stage I Indenture.

4. Investment of the Deposit. The Escrow Agent shall invest and reinvest the Deposit pursuant to the written instructions of the Company; provided, however, such investments shall be limited to cash and Cash Equivalents (as defined in the Stage I Indenture, together with interest bearing or non-interest bearing bank deposits) (collectively, the “Permitted Escrow Investments”); provided, further, that if the Stage I Trustee or the Company notifies the Escrow Agent that an event has occurred that constitutes an Event of Default under the Stage I Indenture and said event shall be continuing, the Company’s right to instruct the Escrow Agent regarding the investment of the Deposit shall cease and the Escrow Agent shall no longer take direction from the Company, except that the last direction received from the Company prior to the Stage I Trustee’s knowledge of an Event of Default shall remain valid, and the Stage I Trustee and Escrow Agent shall be fully protected in maintaining such investment or in holding all funds uninvested. The Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless the Escrow Agent is otherwise directed in such written instructions, the Deposit shall remain uninvested. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.

Receipt, investment and reinvestment of the Deposit shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Company to the Escrow Agent within sixty (60) calendar days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said sixty (60) day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three (3) Business Days (as defined herein) after the deposit thereof in the United States mail, postage prepaid (registered or certified, return receipt requested) and (b) the term “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in New York, New York.

5. Disbursement of Deposit. (a) Subject to Section 3 of this Escrow Agreement, the Escrow Agent is hereby authorized to make disbursements of the Deposit only as follows:

(i) on or prior to December 31, 2012, the Company may obtain a release of all of the Deposit and any other amounts in the Escrow Account (i) to make a contribution to Heckmann and/or Merger Sub to enable it or them concurrently to consummate the Merger in all material respects in accordance with the terms of the Merger Agreement, including as such may be amended or conditions to closing waived, provided that no amendment or waiver shall be materially adverse to the Holders without the consent of the Holders of a majority in principal amount of the Stage I Notes outstanding having been obtained by the Company and (ii) to use any remaining funds following the consummation of the Merger for any other purpose permitted under the Stage I Indenture,

(ii) on the date that any scheduled payment of interest may be due on the Stage I Notes, the Company may obtain a release of the Deposit in the maximum amount necessary to concurrently make such interest payment in full, and

(iii) if the Merger shall not have occurred on or prior to December 31, 2012 (or the Merger shall have been terminated or abandoned prior to such date), the Company shall, no later than the third (3rd) Business Day following December 31, 2012 (or such earlier date on which the Merger shall have been terminated or abandoned), obtain a release of all of the

Deposit and any other amounts in the Escrow Account, which such amounts shall be applied by the Company first, to the redemption of all of the Stage I Notes then outstanding at a redemption price (calculated by the Company) equal to 100.250% of the aggregate principal amount thereof, together with accrued but unpaid interest (including, for the avoidance of doubt, pre-issuance interest) thereon from October 15, 2012, to the date of such redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), and second, any amounts remaining after such redemption of the Stage I Notes may be used by the Company for any legally permitted purpose, in each case, upon delivery to the Escrow Agent and the Stage I Trustee:

(1) by the Company of an Officers’ Certificate (as defined below) certifying that all such conditions in respect of the applicable disbursement have been satisfied and specifying the amount and the wire transfer or other delivery instructions and the date and time of such disbursement in accordance with Section 5(b); and,

(2) solely in the case of a disbursement pursuant to Section 5(a)(i) hereof, by Heckmann of an Officers’ Certificate to the effect that:

(x)	the funds held in the Escrow Account will be used upon release to concurrently consummate the Merger in all material respects in accordance with the terms of the Merger Agreement as it may be amended or waived, provided that, if the Merger Agreement has been amended or conditions therein waived, such Officers’ Certificate shall further certify that either (1) no such amendment or waiver is materially adverse to the Holders or (2) if any such amendment or waiver is materially adverse to the Holders, that the consent of the Holders of a majority in principal amount of the Stage I Notes outstanding to such amendment or waiver has been obtained; and

(y)	(1) immediately following consummation of the Merger, it will have committed undrawn revolving credit borrowing capacity that, together with unrestricted cash or Cash Equivalents on hand, is not less than $100.0 million and (2) no Default or Event of Default (as defined under the Indenture, dated as of April 10, 2012, as amended by the First Supplemental Indenture thereto, dated as of April 10, 2012, and the Second Supplemental Indenture thereto, dated as of September 19, 2012 (as so amended, the “Existing Heckmann Indenture”), among Heckmann, the guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee), would occur as a result of the consummation of the Merger or Merger-related financing,

“Officers’ Certificate” means with respect to any person, a certificate signed on behalf of such person by two of its Officers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer. “Officer” means, with respect to any person, the chairman of the board of directors or equivalent body, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of such person.

(b) Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer in immediately available funds pursuant to the instructions set forth in the applicable Officers’ Certificate or other notice provided in accordance with Section 13 hereof, on the Business Day specified in such Officers’ Certificate or notice; provided that, if the date specified is the date such Officers’ Certificate or notice is provided, such payment shall be made on such date if such Officers’ Certificate or notice is provided prior to 12:00 p.m., local time in New York, New York; otherwise the date of such payment shall be the next succeeding Business Day. Any such instruction may be revoked in writing, or orally by telephone or otherwise (such oral instruction to be promptly confirmed in writing) by the instructing party at any time prior to the receipt of applicable funds.

6. Tax Matters. The Company shall provide the Escrow Agent with its taxpayer identification number documented by an appropriate Form W-9 upon execution of this Escrow Agreement. Failure to provide such form may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and the Escrow Agent’s being required to withhold tax on any interest or other income earned on the Deposit. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

7. Scope of Undertaking. The Escrow Agent’s duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Deposit and shall not be required to deliver the Deposit or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Other Parties or either of them. The Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 8 below, its own willful misconduct or gross negligence. It is the intention of the parties hereto that the Escrow Agent shall not be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

8. Reliance; Liability. The Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. In no event shall the Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Escrow Agent has been advised of the likelihood of such loss or damage; and the Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether declared or existing), terrorism, revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Other Party or any agent, attorney or correspondent or any other person selected by the Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing this Escrow Agreement or any part hereof or depositing the Deposit. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligations shall be to keep safely all property held under the terms of this Escrow Agreement until it shall be directed otherwise in writing by all of the Other Parties or by a final order or judgment of a court of competent jurisdiction.

9. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Deposit, or should a substitute escrow agent fail to be designated as provided in Section 16 hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right, but not the obligation, to institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement or the Deposit, the Company hereby agrees to reimburse the Escrow Agent for its reasonable attorneys’ fees and any and all other expenses, losses, costs and damages incurred by the Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder, except as such fees, expenses, losses, costs and damages result from the willful misconduct or gross negligence of the Escrow Agent, and the Escrow Agent shall be entitled to recover its costs and expenses as incurred, and to the extent not paid by the Company, from the Deposit.

10. Indemnification. The Company hereby agrees to indemnify the Escrow Agent, the Stage I Trustee and their respective officers, directors, partners, employees and agents (each an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all reasonable expenses, including, without limitation, reasonable attorneys’ fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party.

11. Compensation and Reimbursement of Expenses. The Company hereby agrees to pay the Escrow Agent such fee for its services hereunder as agreed in writing between the Company and the Escrow Agent. In addition, the Company shall reimburse the Escrow Agent for any reasonable out-of-pocket expenses incurred by the Escrow Agent, not due to the unlawful misconduct or gross negligence of the Escrow Agent.

12. Funds Transfer Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement) pursuant to Section 5 hereof, whether in writing, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the persons designated on Schedule A hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule A hereto, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more authorized officers or representatives of the Company and/or the Stage I Trustee (in each case, the “Authorized Representative”), as the case may be, as the Escrow Agent may select. Such Authorized Representative shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer or representative. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the Other Parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the funds in the Escrow Account for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

13. Notices. Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered by hand against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, (c) sent by facsimile or (d) sent by e-mail, in each case to the address or facsimile number, as the case may be, set forth below:

If to the Escrow Agent:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, Pennsylvania 15259

Attn: Natalie Lawrence

Telephone: (412) 234-7562

Fax: (412) 234-7535

e-mail: natalie.a.lawrence@bnymellon.com

If to the Stage I Trustee:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, Pennsylvania 15259

Attn: Natalie Lawrence

Telephone: (412) 234-7562

Fax: (412) 234-7535

e-mail: natalie.a.lawrence@bnymellon.com

If to the Company:

Rough Rider Escrow, Inc.

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Attn: Damian C. Georgino, Vice President

Telephone: (412) 474-3802

Fax: (412) 291-1983

e-mail: damian.georgino@heckmanncorp.com

With a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attn: Nicholas A. Bonarrigo

Telephone: (412) 288-5930

Fax: (412) 288-3063

e-mail: nbonarrigo@reedsmith.com

Except to the extent otherwise provided in the second paragraph of Section 4 above, delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section. In addition to the foregoing, the Escrow Agent may elect to act on electronic instructions; however, the party providing such instructions assume any risk in connection therewith.

14. Consultation with Legal Counsel. The Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

15. Choice of Law; Cumulative Rights; Waiver of Jury Trial. This Escrow Agreement shall be construed under, and governed by, the laws of the State of New York without regard to the conflict of laws principles thereof which might indicate the applicability of the laws of another jurisdiction. All of the Escrow Agent’s rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. For purposes of this Escrow Agreement, the Escrow Agent agrees that its “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) is the State of New York. The parties hereto waive to the extent permitted by law any right they may have to a jury trial.

16. Resignation and Removal. The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Company at the addresses set forth herein, or at such other addresses as the Company shall provide, at least thirty (30) calendar days prior to the date specified for such resignation to take effect. The Company may remove the Escrow Agent at any time by giving written notice thereof to the Escrow Agent and the Stage I Trustee at the addresses set forth herein, or at such other addresses as the Escrow Agent and the Stage I Trustee shall provide, at least five (5) calendar days prior to the date specified for such resignation to take effect. The Company shall promptly appoint a successor escrow agent. Such resignation shall not be effective until the acceptance of appointment by a successor escrow agent. Upon the effective date of such resignation or removal, all cash and other payments and all other property then held by the Escrow Agent hereunder in the Escrow Account shall be delivered by it to such successor escrow agent. If no successor escrow agent is appointed and has accepted its appointment within thirty (30) calendar days after the Escrow Agent has given notice of its resignation as aforesaid, the Escrow Agent may apply to a court of competent jurisdiction for such appointment. The Escrow Agent or any successor thereto is not required to be the same entity as the trustee under the Stage I Indenture.

17. Assignment. This Escrow Agreement may not be assigned by either of the Other Parties without the prior written consent of the Escrow Agent (such assigns of the Other Parties to which the Escrow Agent consents, if any, and the Escrow Agent’s assigns being hereinafter referred to collectively as “Permitted Assigns”). The Escrow Agent may not assign this Escrow Agreement except pursuant to a resignation in accordance with Section 16.

18. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

19. Termination. This Escrow Agreement and the security interest granted herein shall terminate upon (i) the disbursement of the Deposit in full, in accordance with Section 5(a) hereof; (ii) upon legal defeasance or covenant defeasance or satisfaction and discharge of the Stage I Indenture; and (iii) with the consent of the Holders of the requisite percentage of Stage I Notes in accordance with the Stage I Indenture, provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to the Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 11 hereof shall survive the termination hereof; provided, further, that the last two sentences of Section 9 hereof and the provisions of Section 10 hereof shall, in any event, survive the termination hereof. Upon the termination of this Escrow Agreement and the security interest granted herein, the Escrow Agent shall execute, upon request and at the Company’s expense, any documents, instruments, agreements or filings reasonably requested by the Company to evidence the release of such security interest.

20. General. Capitalized terms used but not defined herein shall have the meanings given to them in the Stage I Indenture. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice-versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Other Parties nor the Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Escrow Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of the Other Parties and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.

ROUGH RIDER ESCROW, INC.

By:	/s/ Damian C. Georgino
Name: Damian C. Georgino
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Stage I Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Escrow Agent

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature page to Security and Escrow Agreement]